Acquisition Agreement
              "Between Raquel, Inc. & Web Marketing Network, Inc."

This Agreement, set forth on this 10th day of January 2002, is between Raquel, Inc., a Nevada Corporation hereafter referred to as the "RAQL", Russell Rockefeller, hereafter referred to as "WMA", and Web Marketing Network, Inc., a Canadian Corporation hereafter referred to as the "WMA".

In accordance with this agreement, RAQL agrees to acquire WMA, and WMA agrees to be acquired by RAQL.

Terms

WMA agrees to transfer 100 shares of company stock, hereafter referred to as "WMA Shares", which represents all outstanding shares of WMA, to RAQL. WMA hereby certifies and warrants that WMA Shares represent all outstanding shares of WMA company stock. Company further certifies and warrants that, upon transfer of WMA Shares to RAQL, RAQL will have acquired, and subsequently will own, 100% of WMA.

RAQL agrees to transfer 3 percent of company stock in common shares, hereafter referred to as "RAQL Shares12", which represents 3% of all outstanding common shares of RAQL, to WMA. RAQL hereby certifies and warrants that RAQL Shares represent 3% of all outstanding common shares of RAQL company stock. Company further certifies and warrants that, upon transfer of RAQL Shares to WMA, WMA will own 3% of RAQL. In the event of dilution of common shares by RAQL, WMA will receive 3% of additionally issued common shares in RAQL.

Execution Procedure

Upon execution of this agreement, WMA will transfer WMA Shares to RAQL, who, upon receipt of duly transferred WMA Shares, will subsequently transfer RAQL Shares to WMA. RAQL will assist WMA in establishing an account with Camden Securities, located in Los Angeles, California, for the purpose of receiving and maintaining RAQL Shares in accordance with the terms of this agreement.

Duties & Responsibilities

WMA will continue to operate in the same capacity as it has prior to the execution of this agreement, making every reasonable effort to maintain growth, and continue profitability. Russell Rockefeller will continue as President of WMA for a minimum or 365 days. WMA will not disclose, at any time, confidential information related to WMA, and/or RAQL. WMA will represent RAQL in a positive manner at all times, without exception. WMA will comply with all requests made by RAQL, without exception. Further, WMA will complete a business plan, as well as any additional documents or materials, which may be required to complete WMA financing and expansion. WMA will provide to RAQL, complete financial reports, as well as any other information requested, in a timely and efficient manner. Russell Rockefeller will serve as Vice President of Sales and Marketing for RAQL for a period of one year.

RAQL will assume responsibility for all Government, State, Local, and other Regulatory filings required to maintain WMA. Further, at such time as WMA has completed a satisfactory business plan, as well as other necessary material documents, and is prepared to seek financing for expansion, RAQL will assist WMA in the process. Upon completion of sufficient financing by WMA, and upon meeting any other required qualifications, RAQL will assist WMA in the filing process for a listing on the Nasdaq Bulletin Board Exchange.

Notices

Except as otherwise specifically provided herein, all notices or communications provided for herein shall be in writing addressed as follows:

TO RAQL:  Raquel, Inc.
          So. Beverly Dr., Suite 938
          Beverly Hills, California 90212

TO WMN:   Russell Rockefeller
          125 Woodlawn Rd #4
          Welland Ontario Canada, L3C7B5

or to such other address or addresses as may be designated by either party by written notice to the other. All such communications shall be effective upon being deposited with an overnight courier service or in the United States Mail; provided, however, the time period in which an action in response to any such notice, demand or request must be made shall commence to run from the following day if deposited with an overnight courier service or from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof if deposited in United States Mail. Communications given by facsimile shall be effective the date of receipt by the person to whom it is addressed.

                              Acquisition Agreement
              "Between Raquel, Inc. & Web Marketing Network, Inc."

Escape Clause

In the event that common shares of RAQL do not reach a share price of $1 or more during the 365 day period following the acquisition of WMA, and RAQL also fails to obtain any additional financing for WMA after WMA has provided all necessary documentation and co-operation required to obtain financing, then WMA may be released from this agreement with ownership restored to WMA by returning all RAQL shares received to RAQL.

Governing Law

This Agreement shall be construed and enforced under and governed by the internal laws of the State of California. This Agreement may only be amended by an instrument in writing, duly executed by both parties hereto.

Headings

Headings of Sections or subsections in this Agreement are for convenience only and do not constitute a substantive part of the Agreement. Accordingly, such headings shall not be deemed to constitute part of this Agreement when interpreting or enforcing this Agreement.

Entire Agreement; Amendment

This Agreement, which shall be executed in duplicate originals, constitutes the entire agreement between the parties, and supersedes and is in lieu of all existing agreements, arrangements, or understandings among the parties with respect to matters covered herein. This Agreement may be amended or modified only by a written instrument executed by authorized representatives of each of the parties.

Securities Transfer & Sale Terms

1 RAQL Shares to consist of 3% of RAQL common shares, of which 20% will be free trading2, and 80% will be restricted3.

2 Free trading shares are deemed freely tradable, however, WMA hereby agrees and warrants that it will limit the sale or transfer of free trading RAQL Shares to a maximum of 10,000 shares in any thirty day time period, and a maximum of 500 shares on any single day. Further, WMA hereby agrees and warrants that it will hold, and not sell or transfer, all RAQL shares received, for a period of no less than sixty days from the date of receipt. WMA also agrees and warrants that, at no time, will it sell RAQL shares at or below the BID price of the stock, rather, it will only attempt to execute orders at the ASK price, or between the ASK price and the BID price or RAQL shares.

3 Restricted shares are restricted for a period of 365 days from the date of issue, and may be redeemed at any time thereafter. Upon redemption, restricted shares of RAQL are converted to free trading shares2 of RAQL. WMA agrees and warrants that it will hold, and not sell or transfer, all RAQL restricted shares received, until such time as they may be converted to free trading shares.

Severability

If any part or provision of this Agreement is judicially determined to be unenforceable, such part or provision shall be considered severable, and the remaining parts and provisions shall continue in full force and effect.

Assignment

This Agreement may not be assigned.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Raquel, INC.                            Web Marketing Network, Inc.


By:/S/ Raquel Zepeda                    By:/S/ Russell Rockefeller
   -------------------------------         -------------------------------------
Name:  Raquel Zepeda                    Name:  Russell Rockefeller
Title: President                        Title: President
Date:  January 10, 2002                 Date:  January 10, 2002